                                                                     Exhibit 3.1


                           CERTIFICATE OF DESIGNATION,
                     PREFERENCES AND RIGHTS OF THE SERIES OF
                                 PREFERRED STOCK
                                       OF
                                MOBILE MINI, INC.
                                TO BE DESIGNATED
                      SERIES B CONVERTIBLE PREFERRED STOCK



      MOBILE MINI, INC., a Delaware corporation (the "Corporation"), pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation of the Corporation and pursuant to Section 151 of the General Corporation Law of the State of Delaware, hereby certifies that the Board of Directors of the Corporation, by action of the Board of Directors on, April 1, 1999, adopted resolutions providing for the creation of 640,000 shares of a series of preferred stock to be designated "Series B Convertible Preferred Stock." A certified copy of such resolutions are attached hereto as Exhibit "1".

      IN WITNESS WHEREOF, Mobile Mini, Inc. has caused this Certificate to be signed by Steven G. Bunger, its President, and attested to by Lawrence Trachtenberg, its Secretary, this 27th day of April, 1999.



                                    By  /s/ Steven G. Bunger
                                        ---------------------------------------
                                            Steven G. Bunger, President

ATTEST:


    /s/ Lawrence Trachtenberg
------------------------------------
Lawrence Trachtenberg, Secretary

                                   EXHIBIT "1"

                          CERTIFIED COPY OF RESOLUTION
                                       OF
                              BOARD OF DIRECTORS OF
                                MOBILE MINI, INC.
                             A DELAWARE CORPORATION


      I, Lawrence Trachtenberg, Secretary of Mobile Mini, Inc., do hereby certify that the resolutions attached hereto as Exhibit "A" are a true and correct copy of resolutions adopted by action of the Board of Directors of Mobile Mini, Inc. on April 1, 1999.

      Dated:  April 27, 1999.


                                       /s/ Lawrence Trachtenberg
                                    --------------------------------------
                                    Lawrence Trachtenberg, Secretary

                                   EXHIBIT "A"

                         SERIES B PREFERRED STOCK TERMS

                     RESOLUTION OF THE BOARD OF DIRECTORS OF
                                MOBILE MINI, INC.

                             PURSUANT TO SECTION 151
                      OF THE DELAWARE GENERAL CORPORATE LAW


BE IT RESOLVED, pursuant to the authority granted and vested in the Board of Directors of Mobile Mini, Inc. (the "Corporation"), a series of serial Preferred Stock be, and hereby is, created and shall have the distinctive serial designation of Series B Convertible Preferred Stock, $.01 par value (the "Series B Stock");

FURTHER RESOLVED, that the number of shares of Series B Stock created hereby shall be 640,000.

FURTHER RESOLVED, that the terms, powers, designation, preferences and relative participating, optional or other rights, and the qualifications, limitations or restrictions of the Corporation's Series B Stock shall be as follows:

Part 1 - Voting Rights.

      1.1 Except as otherwise provided herein or in the General Corporation Law of the State of Delaware (the "GCL"), the holders of Series B Stock, by virtue of their ownership thereof, shall not be entitled to vote on any matters on which holders of the Corporation's common stock (the "Common Stock") are entitled to vote.

      1.2 Notwithstanding the limitation on voting contained in Section 1.1, upon an "Event of Default" (as defined in Section 6.1 hereof) and only for so long as such an Event of Default is continuing on the record date for the determination of stockholders entitled to vote, or if no record date is established, on the date the vote is taken or a written consent of stockholders is solicited or taken:

            (a) the holders of Series B Stock, by virtue of their ownership thereof, shall be entitled to vote on all matters on which the holders of Common Stock are entitled to vote; and

            (b) each share of Series B Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series B Stock could be converted pursuant to the provisions hereof, at such record date or, if no record date is established, on the date the vote is taken or the written consent of stockholders is solicited or taken.

      1.3 Except as otherwise expressly required by the GCL, expressly provided for herein, or as may be provided in any subsequent resolutions of designation with respect to another series or class of Preferred Stock, the holders of the Corporation's Preferred Stock (including without limitation the Series B Stock) entitled to vote on any matter and the Common Stock shall vote together and not as separate classes.

      1.4 Notwithstanding Sections 1.1 and 1.3, the Corporation shall not adversely amend or alter any of the rights, preferences or terms of the Series B Stock set forth herein without obtaining the affirmative vote of the holders of a majority of the Series B Stock then outstanding voting as a separate class.

Part 2 - Liquidation Rights.

      2.1 For purposes of this Part 2, a "Liquidation Event" shall be any liquidation, dissolution or winding-up of the Corporation.

      2.2 In the event of any Liquidation Event at which time there is not then an existing and continuing Event of Default (as defined in Section 6.1), the holders of record of the Series B Stock on the date of such Liquidation Event shall be entitled to be paid, before any distribution or payment is made upon any shares of Common Stock, if any, an amount per share of Series B Stock held of record equal to $12.50 (subject to proportional adjustments for stock splits, stock dividends, stock combinations, recapitalizations and the like with respect to the Series B Stock) plus an amount equal to all dividends accrued thereon and unpaid through the date of payment (the "Liquidation Preference"). Upon payment of the entire Liquidation Preference with respect to a share of Series B Stock,
(i) that share shall be deemed to have been retired and canceled, (ii) the certificate representing that share shall be surrendered to the Corporation and
(iii) the holder of that share shall not be entitled to any rights of a holder of Series B Stock (including without limitation the right to convert pursuant to Section 5.1) with respect to that share.

      2.3 In the event of any Liquidation Event at such time as there is an existing and continuing Event of Default (as defined in Section 6.1), the holders of record of Series B Stock on the date of such Liquidation Event shall be entitled (i) to receive the Liquidation Preference specified in Section 2.2, and (ii) after payment of the Liquidation Preference and payment of the other liquidation preferences payable on any other series or class of outstanding Preferred Stock, the remaining assets of the Corporation, if any, available for distribution to holders of the Common Stock shall be distributed pro rata among the holders of the Common Stock, the Series B Stock and the holders of any other class or series of securities entitled to participate therein, in proportion to the number of shares of Common Stock held by each such holder, assuming the Series B Stock and the other classes or series of securities entitled to participate therein are converted into Common Stock on the date of the Liquidation Event.

      2.4 If upon a Liquidation Event, the Corporation's assets to be distributed among the holders of the Series B Stock and the holders of any other series of Preferred Stock with a liquidation preference are insufficient to permit payment to all those holders of the per share amount they are entitled to be paid, then the assets shall be distributed first to the holders of the Series B Stock until the entire Liquidation Preference is paid and then any remaining assets shall be distributed among the other series of Preferred Stock based upon the priority of their respective preferences in liquidation. If the assets to be distributed among the holders of the Series B Stock are insufficient to pay the entire Liquidation Preference to all holders of Series B Stock, such holders shall share in the assets available pro rata based upon the number of shares of Series B Stock then held and all such payments shall be applied to specific shares of Series B Stock held by each record holder to effect the retirement and cancellation of such shares.

      2.5 The Corporation will mail promptly written notice of any Liquidation Event, and in any event not less than thirty (30) days prior to any such event, to each holder of record of the Series B Stock, and if such notice is not provided or does not specify a date for the payment of the Liquidation Preference, at least 15 days prior written notice of any payment of the Liquidation Preference.

Part 3 - Dividends and Distributions.

      The holders of the Series B Stock shall be entitled to receive out of funds legally available therefor, dividends at the rate of 5% per annum per share, calculated on $12.50 for the six calendar month period commencing with the date of the first issuance of Series B Stock, and then 12% per annum per share calculated on $12.50 for all periods thereafter. If there is an Event of Default and only for so long as such Event of Default is continuing, dividends per share per annum shall accrue at the rate of 18% per annum on $12.50 in lieu of 5% or 12% rate specified in the preceding sentence. Dividends payable on the Series B Stock are cumulative. Accrued dividends shall be payable in cash by check mailed to each holder of Series B Stock at the address last shown on the records of the Corporation or by wire transfer per instructions provided by a holder of Series B Stock to the Corporation in writing from time to time on March 31, June 30, September 30 and December 31 of each year. Dividends (other than dividends payable solely in shares of Common Stock) may be declared and paid on Common Stock in any period only if dividends shall have been paid on all shares of Series B Stock have been paid and no further dividends shall be paid on the Series B Stock in any quarterly period in excess of the applicable rate unless at the same time equivalent dividends are paid on the Common Stock. Dividends shall accrue on a share of Series B Stock until either that share is redeemed pursuant to Part 4 or until converted pursuant to Part 5.

Part 4 - Redemption.

      4.1 Optional Redemption. At any time, the Corporation may, at its sole option, out of funds legally available therefore, redeem all or any of the outstanding shares of Series B Stock. The price to be paid by the Corporation upon redemption of a share of Series B Stock by the Corporation shall be an amount equal to $12.50 per share plus any accrued but unpaid dividends thereon through the date of redemption (the "Redemption Price").

      4.2   Mandatory Redemption.

            (a) The Corporation shall, to the extent of funds legally available therefor, redeem the outstanding shares of Series B Stock on the earliest of the following dates (each a "Mandatory Redemption Date"):

                  (i) the date two calendar years after the date on which the first share of Series B Stock is issued by the Corporation;

                  (ii) the date of any consolidation or merger of the Corporation or a subsidiary of the Corporation in which the shares of Common Stock are converted into cash, securities or other property (other than any consolidation or merger of the Corporation in which holders of the Corporation's capital stock immediately prior to the consolidation or merger own at least 50% of the voting stock and voting power of the surviving corporation immediately after the consolidation or merger);

                  (iii) the date of any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Corporation other than any sale, lease, exchange or other transfer to an entity where the Corporation owns, directly or indirectly, at least 50% of the outstanding voting securities of such entity after the transfer or series of transfers as the case may be; or

                  (iv) the date the Corporation obtains knowledge that any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended) has become the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) of shares of the capital stock of the Corporation representing over 50% of the outstanding voting power of the Corporation without the prior approval of the Board of Directors.

            (b) For purposes of this Section 4.2(b), a "Qualified Offering" means an offering, whether public or private, of (i) any equity securities of the Corporation, or (ii) any debt securities of the Corporation, which are subordinated by their express terms in right of payment to any other indebtedness of the Corporation, whether now or subsequently outstanding. On or before the 15th day after completing a Qualified Offering, the Corporation shall, to the extent of funds legally available therefor, redeem all or some of the outstanding shares of Series B Stock such that the Corporation uses funds equal to at least 50% of proceeds of the Qualified Offering, net of only underwriters' commissions and discounts, to redeem shares of Series B Stock.

            (c) The price to be paid per share of Series B Stock by the Corporation in any redemption under this Section 4.2 shall be an amount equal to the Redemption Price.

      4.3 Mechanics of Redemption. At least 10 days, but no more than 30 days prior to the date shares of Series B Stock will be redeemed pursuant to this
Part 4, written notice ("Redemption Notice") shall be mailed by the Corporation to each holder of Series B Stock at the address last shown on the records of the Corporation for purposes of receiving notice specifying (i) the date on which the shares will be redeemed (the "Redemption Date"), (ii) the number of shares to be redeemed for such holder (which shall be determined ratably among the holders of Series B Stock in proportion to the number of shares of Series B Stock then held by each of them), (iii) the Redemption Price, and (iv) the place at which payment can be obtained, and such Redemption Notice shall call upon such holder to surrender the holder's certificates representing the shares of Series B Stock to be redeemed to the Corporation in the manner and at the place designated therein by the Corporation. Upon the Corporation's receipt of such certificates, the Corporation shall pay the Redemption Price payable for the shares to be redeemed to the order of the person whose name appears on such certificates as the owner thereof and each surrendered certificate shall be canceled. If less than all the shares represented by a certificate are redeemed, a certificate for those shares not redeemed shall be delivered with the Redemption Price to the holder.

            After the Redemption Date, unless there shall have been a default in payment of the applicable Redemption Price, all rights of the holders of the shares to be redeemed as holders of those shares of Series B Stock shall cease with respect to such shares (other than the right to receive payment of the Redemption Price upon surrender of the certificate or certificates) and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds legally available for the redemption of the shares of Series B Stock are insufficient to redeem the total number of shares required to be redeemed pursuant to Section
4.2 on such Redemption Date, those funds which are available shall be used to redeem the maximum possible number of shares to be redeemed ratably among the holders of Series B Stock in proportion to the number of shares of Series B Stock then held by each of them. If some, but not all of the shares of Series B Stock are redeemed, the shares not redeemed shall remain outstanding and entitled to all of the rights and preferences provided herein.

Part 5 - Conversion.

      5.1   Optional Conversion.

            (a) At any time and from time to time after the first annual anniversary of the issuance of the first share of Series B Stock, each holder of record of Series B Stock may, at the option of the holder, convert all or any portion of the Series B Stock held by that record holder into fully paid nonassessable shares of Common Stock. The number of shares of Common Stock into which each share of Series B Stock is convertible shall be that number of fully paid and nonassessable shares equal to the quotient obtained by dividing $12.50 by the Conversion Price, as last adjusted and then in effect.

            (b) If a holder of record of Series B Stock wishes to convert shares of Series B Stock pursuant hereto, the holder must (i) surrender the certificate or certificates evidencing such shares of Series B Stock to be converted, duly endorsed in blank for transfer, signature guaranteed, at the office of the Corporation, or at such other place as the Corporation shall designate, and (ii) give written notice to the Secretary of the Corporation specifying that the holder of record elects to convert shares of Series B Stock and the number of shares of Series B Stock to be converted. Within 15 business days after receiving that notice and the certificate or certificates, the Corporation will issue and deliver, or cause to be issued and delivered, to the holder of record of the Series B Stock, a certificate or certificates for the number of full shares of Common Stock to which that holder is entitled and cash in respect of any fraction of a share of Common Stock (determined based upon the fair value of a share of Common Stock as determined by the Board of Directors in good faith, which determination shall be conclusive) otherwise issuable upon such conversion and, in the event less than all of the shares represented by the certificate are converted, a certificate for those shares of Series B Stock not converted. Notwithstanding any later delivery of certificates by the Corporation, the Series B Stock shall be deemed to be converted on the date of the Holder's delivery of Series B Stock certificates and notice of conversion.

            (c) The Corporation will reserve and keep available out of its authorized but unissued shares of Common Stock, the full number of shares of Common Stock into which all outstanding shares of Series B Stock are convertible. If at any time the number of authorized but unissued shares of Common Stock is not sufficient to effect the conversion of all of the then outstanding shares of Series B Stock, the Corporation shall take such corporate action as it may deem reasonably necessary, including seeking approval of stockholders, to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

      5.2   Antidilution Adjustments.

            (a) Conversion Price. As used in this Part 5, "Conversion Price" shall mean initially $12.50 and shall be adjusted from time to time pursuant to this Section 5.2.

            (b) Adjustments for Stock Dividends, Etc. In the event the Corporation at any time or from time to time after the issuance of any Series B Stock shall declare or pay any dividend on the Common Stock payable in Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock, then and in any such event, the Conversion Price shall be adjusted by multiplying the Conversion Price prior to the adjustment by the number of shares of Common Stock outstanding immediately prior to the effective time of such event and dividing the result by the number of shares of Common Stock outstanding immediately after the effective time of such event, effective in the case of such dividend, immediately after the close of business on the record date for the determination of holders of Common Stock entitled to receive such dividend, or in the case of a subdivision or combination, at the close of business immediately prior to the date upon which such corporate action becomes effective.

            (c) Adjustments for Reorganizations, Reclassifications or Similar Events. Upon any capital reorganization, reclassification or similar event in which the Common Stock shall be changed into the same or a different number of shares of any other class or classes of stock or other securities or property, then each share of Series B Stock shall thereafter be convertible into the number of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such shares of Series B Stock shall have been entitled upon such reorganization, reclassification or other event; provided, that this Section 5.2(c) shall not limit or otherwise affect the Corporation's obligations under
Section 4.2 with respect to any such event.

            (d) No Impairment. If any event of the type contemplated by this
Section 5.2 but not expressly provided for under such provisions occurs, then the Corporation's board of directors shall make appropriate adjustments to the Conversion Price so as to protect the rights of the holders of the Series B Stock. For purposes of the preceding, the issuance and sale of capital stock of the Corporation or securities exercisable to purchase or convertible into capital stock of the Corporation, for the Corporation's own account and not in connection with the events of the type specified in Section 5.2(b) or (c) shall not be considered an event entitling the holders of Series B Stock to an adjustment to the Conversion Price under this Section 5.2(d).

            (e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this Section 5.2, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each record holder of Series B Stock to which such adjustment pertains a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series B Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Prices at the time in effect for the Series B Stock, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's Series B Stock.

Part 6 - Miscellaneous.

      6.1 Event of Default. For purposes of the rights specified herein, an "Event of Default" shall mean any of the following:

            (i) the Corporation for any reason (including without limitation lacking funds legally available for use in redemption) fails to timely redeem all of the outstanding shares of Series B Stock on any Mandatory Redemption Date;

            (ii) the Corporation fails for any reason (including without limitation lacking funds legally available for use in redemption) to redeem all shares of Series B Stock required to be redeemed under Section 4.2(b) within 15 days after a Qualified Offering; or

            (iii) the Corporation fails to pay accrued dividends in full on four consecutive or non-consecutive dividend payment dates.

An Event of Default shall be continuing until all shares of Series B Stock are redeemed (in the case of (i) above), the shares required to be redeemed after a Qualified Offering are redeemed (in the case of (ii) above), or until all accrued dividends are paid (in the case of (iii) above).

      6.2 Amendment. The rights, privileges, restrictions and conditions attaching to the Series B Stock may be amended only if the Corporation has obtained the affirmative class vote of the holders of Series B Stock at a duly called and held meeting of such holders or written consent by the holders of a majority of the Series B Stock then outstanding; provided, however, if such approval is obtained by the written consent of less than all holders of the Series B Stock, written notice of the action taken shall be promptly delivered to each holder of Series B Stock that did not execute such written consent.

      6.3 Notices. All notices referred to herein, except as otherwise expressly provided, will be hand delivered or mailed (postage prepaid), and will be deemed given when so hand delivered or deposited into the United States mail addressed to the last known address of the record holder of the Series B Stock as set forth on the stock ledger of the Corporation.

      6.4 Waiver of Rights, Preferences or Privileges. Any right, preference or privilege of the Series B Stock may be waived by a majority of the outstanding shares of Series B Stock, and such waiver shall be binding on all holders of Series B Stock.